EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Third Quarter of Fiscal 2010

HUNTINGTON BEACH, Calif., Oct. 21, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the third quarter of fiscal 2010 that ended on September 28, 2010.

Highlights for the third quarter compared to the same quarter last year were as follows:

  Total revenues increased 24% to $128.8 million

  Comparable restaurant sales increased 6.7%

  Net income increased 75% to $5.5 million

  Diluted net income per share increased 67% to $0.20

Results for the third quarter include a pre-tax charge of $884,000, or approximately $0.02 per diluted share, related to the disposal of certain unproductive restaurant assets in connection with the Company's ongoing productivity/efficiency initiatives and facility image enhancement activities.

"Our leadership team was pleased to deliver a strong financial performance for the third quarter," commented Jerry Deitchle, Chairman and Chief Executive Officer.  "We continue to make prudent investments in the very core of the BJ's concept to more solidly position our restaurants as a higher quality, more differentiated 'dining out for fun' experience with outstanding value, while keeping BJ's exceptionally approachable by all consumers.  As a result of our relentless focus on quality and differentiation, coupled with steadily improving execution by our restaurant operators, we achieved our third consecutive quarter of increases in both comparable restaurant sales and guest traffic.  We also achieved measurable leverage in our operating margins during the quarter.  While our recent financial results reflect the success of our competitive positioning strategy and many of our current tactical initiatives, we intend to continue to implement new initiatives in 2011 with the goal to further strengthen the quality, differentiation and productivity of the BJ's restaurant concept."

Four new restaurants were opened during the third quarter of 2010 (Daytona Beach, FL; Tucson, AZ; Colorado Springs, CO; Sparks, NV). The Company currently expects to open two new restaurants during the fourth quarter, of which one has already opened in Puente Hills, CA (in the Los Angeles market). "Initial sales volumes for all of our 2010 new restaurant openings to date continue to exceed our expectations," commented Deitchle. The final new restaurant opening for 2010 is expected to occur before Thanksgiving in The Woodlands, TX (in the Houston market). As a result, the Company will successfully achieve its stated goal to open 10 new restaurants during 2010.

Based on the current status of the Company's restaurant development pipeline, as many as 12 to 13 new restaurants are expected to be opened during fiscal 2011. "Our development team has been able to secure several high-quality sites in mature trade areas with proven, stable levels of retail sales and with the demographics and co-tenancies that we seek for the BJ's concept," said Deitchle.  "We are looking forward to executing another year of profitable expansion for the BJ's concept, principally focused within our current 13-state geographical footprint to more effectively leverage our brand awareness, our supply chain and our supervision and managerial resources." Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its third quarter earnings release today, October 21, 2010, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 101 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (51), Texas (19), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of recent credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 51 of our current 101 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

Further information concerning the Company's results of operations for the third quarter 2010 will be provided in the Company's Form 10-Q filing, to be filed with the Securities and Exchange Commission by November 8, 2010.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 28,		September 29,		September 28,		September 29,
	2010		2009		2010		2009

Revenues	$128,781	100.0%	$103,904	100.0%	$380,964	100.0%	$314,072	100.0%
Costs and expenses:
Cost of sales	31,358	24.3	26,087	25.1	93,129	24.4	78,352	24.9
Labor and benefits	44,260	34.4	35,996	34.6	132,775	34.9	109,719	34.9
Occupancy and operating	27,426	21.3	22,781	21.9	81,293	21.3	67,606	21.5
General and administrative	8,256	6.4	7,054	6.8	25,691	6.7	21,790	6.9
Depreciation and amortization	7,366	5.7	6,104	5.9	21,127	5.5	17,705	5.6
Restaurant opening	1,799	1.4	1,481	1.4	4,218	1.1	3,153	1
Loss on disposal of assets	884	0.7	–	–	1,024	0.3	–	–
Total costs and expenses	121,349	94.2	99,503	95.7	359,257	94.2	298,325	94.8
Income from operations	7,432	5.8	4,401	4.3	21,707	5.8	15,747	5.2

Other income (expense):
Interest income	32	–	58	0.1	92	–	254	0.1
Interest expense	(23)	–	(4)	–	(66)	–	(57)	–
Other income, net	147	0.1	50	0.1	491	0.1	246	0.1
Total other income	156	0.1	104	0.2	517	0.1	443	0.2
Income before income tax expense	7,588	5.9	4,505	4.5	22,224	5.9	16,190	5.4

Income tax expense	2,047	1.6	1,336	1.3	5,999	1.6	4,873	1.6

Net income	$5,541	4.3%	$3,169	3.2%	$16,225	4.3%	$11,317	3.8%

Net income per share:
Basic	$0.20		$0.12		$0.60		$0.42

Diluted	$0.20		$0.12		$0.58		$0.42

Weighted average number of shares outstanding:
Basic	27,113		26,756		27,009		26,742

Diluted	28,102		27,232		27,943		27,084
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	September 28,	December 29,
	2010	2009
Balance Sheet Data (end of period):	(unaudited)	(audited)

Cash, cash equivalents and short-term investments	$29,927	$44,906

Investments	$9,178	$ –

Total assets	$398,711	$381,122

Total long-term debt, including current portion	$ –	$5,000

Shareholders' equity	$276,834	$252,979
Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Thirty-Nine Weeks Ended
	September 28,		September 29,		September 28,		September 29,
	2010		2009		2010		2009
Stock-based compensation (1)
Labor and benefits (2)	$341	0.3%	($130)	(0.1%)	$772	0.2%	$371	0.1%
General and administrative	661	0.5	517	0.5	2,178	0.6	1,725	0.6
Total stock based compensation	$1,002	0.80%	$387	0.40%	$2,950	0.80%	$2,096	0.70%

Unaudited Operating Data
Comparable restaurant sales % change	6.7%		(1.6%)		5.8%		(1.0%)
Restaurants opened during period	4		2		8		5
Restaurants open at period-end	100		87		100		87
Restaurant operating weeks	1,272		1,116		3,707		3,279

(1) Percentages represent percent of total revenues.
(2) Decrease in 2009 is related to a favorable forfeiture rate adjustment.
CONTACT:  BJ's Restaurants, Inc.
          Greg Levin
          (714) 500-2400